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                                 EXHIBIT 99.3


                  MANAGEMENT REPORT ON INTERNAL CONTROL OVER
                     SERVICING OF SECURITIZED RECEIVABLES


AutoFinance Group, Inc. maintains a system of internal control over servicing of securitized receivables, which is designed to provide reasonable assurance regarding the proper servicing of securitized receivables activity and balances. The system contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified. Even an effective internal control system, no matter how well designed, has inherent limitations -- including the possibility of the circumvention of overriding controls -- and therefore can provide only reasonable assurance with respect to servicing of securitized receivables. Further, because of changes in conditions, internal control system effectiveness may vary over time.

AutoFinance Group, Inc. management assessed its internal control system over servicing of securitized receivables, as of June 30, 1996, in relation to criteria for effective internal control described in "Internal Control - Integrated Framework," issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, AutoFinance Group, Inc. believes that, as of June 30, 1996, its system of internal control over servicing of securitized receivables met those criteria.

AUTOFINANCE GROUP, INC.


/s/ A. E. Steinhaus
- -------------------------------------
A. E. Steinhaus
President and Chief Executive Officer


/s/ Blair T. Nance
- -------------------------------------
Blair T. Nance
Chief Financial Officer

/s/ Thomas R. Blend
- -------------------------------------
Thomas R. Blend
Chief Accounting Officer